Exhibit 2.1

CONTRIBUTION AGREEMENT

among

DCP LP Holdings, LLC,

DCP Midstream GP, LP,

DCP Midstream, LLC

and

DCP Midstream Partners, LP

November 2, 2012

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Table of Contents

ARTICLE I CERTAIN DEFINITIONS	1
1.1 Certain Defined Terms	1
1.2 Other Definitional Provisions	12
1.3 Headings	12
1.4 Other Terms	12
ARTICLE II CONTRIBUTION OF THE SUBJECT INTERESTS, ISSUANCE OF THE UNITS AND CONSIDERATION	13
2.1 The Transaction	13
2.2 Consideration	13
ARTICLE III ADJUSTMENTS AND SETTLEMENT	13
3.1 Adjustments	13
3.2 Preliminary Settlement Statement	13
3.3 Final Settlement Statement	14
3.4 Dispute Procedures	14
3.5 Payments	14
3.6 Access to Records	14
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF HOLDINGS	14
4.1 Organization, Good Standing, and Authority	14
4.2 Enforceability	15
4.3 No Conflicts	15
4.4 Consents, Approvals, Authorizations and Governmental Regulations	16
4.5 Taxes	16
4.6 Litigation; Compliance with Laws	17
4.7 Contracts	17
4.8 Intellectual Property	18
4.9 [Reserved]	19
4.10 [Reserved]	19
4.11 Preferential Rights to Purchase	19
4.12 Broker’s or Finder’s Fees	19
4.13 Compliance with Property Instruments	19
4.14 Environmental Matters	19
4.15 Employee Matters	20
4.16 Benefit Plan Liabilities	20
4.17 No Foreign Person	20
4.18 Title; Capitalization of the Subject Interests	20
4.19 Subsidiaries and Other Equity Interests	21
4.20 Bank Accounts	21
4.21 Financial Statements	21
4.22 [Reserved]	21
4.23 Investment Intent	21
4.24 Undisclosed Liabilities	22
4.25 No Other Representations or Warranties; Schedules	22

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ARTICLE V REPRESENTATIONS AND WARRANTIES OF MLP	22
5.1 Organization, Good Standing, and Authorization	22
5.2 Enforceability	22
5.3 No Conflicts	22
5.4 Consents, Approvals, Authorizations and Governmental Regulations	23
5.5 Litigation	23
5.6 Independent Investigation	23
5.7 Broker’s or Finder’s Fees	24
5.8 Investment Intent	24
5.9 Available Funds	24
ARTICLE VI COVENANTS	24
6.1 [Reserved]	24
6.2 [Reserved]	24
6.3 [Reserved]	24
6.4 [Reserved]	24
6.5 [Reserved]	24
6.6 Preservation of Records	25
6.7 Goliad Opportunity	25
6.8 [Reserved]	25
6.9 Post-Closing Consents Agreement	25
6.10 Tax Covenants; Preparation of Tax Returns	25
6.11 Further Assurances	25
ARTICLE VII CONDITIONS TO CLOSING	26
7.1 HOLDINGS’, MIDSTREAM’S, GP’s Conditions	26
7.2 MLP’s Conditions	26
7.3 Exceptions	27
ARTICLE VIII CLOSING	27
8.1 Time and Place of Closing	27
8.2 Deliveries at Closing	27
ARTICLE IX TERMINATION	28
9.1 Termination	28
9.2 Effect of Termination Prior to Closing	28
ARTICLE X INDEMNIFICATION	28
10.1 Indemnification by MLP	28
10.2 Indemnification by HOLDINGS	29
10.3 Deductibles, Caps, Survival and Certain Limitations	29
10.4 Notice of Asserted Liability; Opportunity to Defend	30
10.5 Materiality Conditions	32
10.6 Exclusive Remedy	32
10.7 Negligence and Strict Liability Waiver	33
10.8 Limitation on Damages	33
10.9 Bold and/or Capitalized Letters	33
ARTICLE XI MISCELLANEOUS PROVISIONS	33
11.1 Expenses	33

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11.2 Further Assurances	33
11.3 Transfer Taxes	33
11.4 Assignment	34
11.5 Entire Agreement, Amendments and Waiver	34
11.6 Severability	34
11.7 Counterparts	34
11.8 Governing Law, Dispute Resolution and Arbitration	34
11.9 Notices and Addresses	37
11.10 Press Releases	38
11.11 Offset	38
11.12 Third Party Beneficiaries	38
11.13 Negotiated Transaction	38

Schedules
1.1(a)	Excluded Assets
1.1(b)	HOLDINGS’ Knowledge
1.1(c)	Permitted Encumbrances
1.1(d)	Reserved Liabilities
1.1(e)	System Maps
4.5	Taxes
4.6	Litigation
4.7	Contracts
4.11	Preferential Rights
4.13	Real Property Matters
4.14	Environmental Matters
4.19	Subsidiaries
4.20	Bank Accounts
4.21	Financial Statements
5.4	MLP Required Consents
10.2(b)	Scheduled HOLDINGS Indemnified Matters

Exhibits
A	Form of JV Agreement
B	Form of Certificate of Common Units
C	Form of Hedge Confirmation
D	Form of Goliad Hedge Confirmation
E	Gas Gathering and Processing Contract
F.	Post-Closing Consents Agreement

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CONTRIBUTION AGREEMENT

This Contribution Agreement (“Agreement”) is dated as of November 2, 2012 (the “Execution Date”) and is by and among DCP LP Holdings, LLC, a Delaware limited liability company (“HOLDINGS”), DCP Midstream GP, LP, a Delaware limited partnership (“GP”), DCP Midstream, LLC, a Delaware limited liability company (“MIDSTREAM”), and DCP Midstream Partners, LP, a Delaware limited partnership (“MLP”). HOLDINGS, GP, MIDSTREAM, and MLP are sometimes referred to collectively herein as the “Parties” and individually as a “Party”.

R E C I T A L S

A. Immediately prior to the date hereof, HOLDINGS owned 99% of the outstanding ownership interests in DCP SC Texas GP, a Delaware general partnership (the “JV”) and DCP SC Texas Holdings LLC, a Delaware limited liability company (“SC TEXAS”), a wholly owned subsidiary of HOLDINGS, owned the other 1% outstanding ownership interest in the JV.

B. The JV collectively owns certain midstream gathering, compression, dehydrating, processing and fractionating assets located in South and Central Texas and all of the membership interests in DCP South Central Texas LLC, a Delaware limited liability company (“DCPSC”), DCP Intrastate Network, LLC, a Delaware limited liability company (“DEIN”), DCP Austin Gathering, LLC, a Delaware limited liability company (“AUSTIN”), DCP Hinshaw Pipeline, LLC, a Delaware limited liability company (“HINSHAW”), DCP Texas Intrastate Pipeline, LLC, a Delaware limited liability company (“INTRASTATE”), San Jacinto Gas Transmission, LLC, a Delaware limited liability company (“SAN JACINTO”), and a 28.5% interest in Webb/Duval Gatherers, a Texas general partnership (“WEBB/DUVAL”), which are generally depicted on the System Map (the “South and Central Texas Systems”).

C. On the Closing Date, HOLDINGS and GP shall assign to DCP South Central Texas Holdings LLC, a Delaware limited liability company (“DCP SOUTH CENTRAL”) and wholly owned subsidiary of MLP, an aggregate 33.33% interest in the JV (the “Subject Interests”) for the Consideration and in accordance with the terms of this Agreement.

FOR GOOD AND VALUABLE CONSIDERATION, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

1.1 Certain Defined Terms. Capitalized terms used herein and not defined elsewhere in this Agreement shall have the meanings given such terms as is set forth below.

“Affiliate” means, when used with respect to a specified Person, any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with the specified Person as of the time or for the time periods during which such determination is made. For purposes of this definition “control”, when used with respect to any specified Person, means the power to direct the management and policies of the Person, directly or indirectly,

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whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have the meanings correlative to the foregoing. Notwithstanding the foregoing, except for the JV, the term “Affiliate” when applied to (a) MLP shall not include Spectra Energy Corp, a Delaware corporation, or Phillips 66, a Delaware corporation, or any entities owned, directly or indirectly, by Spectra Energy Corp or Phillips 66, other than entities owned, directly or indirectly, by MLP and (b) HOLDINGS, MIDSTREAM or GP shall not include MLP or any entities owned, directly or indirectly, by MLP.

“Arbitral Dispute” means any dispute, claim, counterclaim, demand, cause of action, controversy and other matters in question arising out of or relating to this Agreement or the alleged breach hereof, or in any way relating to the subject matter of this Agreement or the relationship between the Parties created by this Agreement, regardless of whether (a) allegedly extra-contractual in nature, (b) sounding in contract, tort, or otherwise, (c) provided for by applicable Law or otherwise, or (d) seeking damages or any other relief, whether at Law, in equity, or otherwise.

“Arbitration Rules” shall have the meaning given such term in Section 11.8(d).

“Assets” shall mean all of the following assets and properties of the JV (and its respective Subsidiaries), except for the Excluded Assets:

(a) Personal Property. All tangible personal property of every kind and nature that primarily relates to the ownership, operation, use or maintenance of the Facilities, including meters, valves, engines, field equipment, office equipment, fixtures, trailers, tools, instruments, spare parts, machinery, computer equipment, telecommunications equipment, furniture, supplies and materials that are located at the Facilities, and any hydrocarbon inventory at the Facilities, including linefill owned by the JV as of the Closing (collectively the “Personal Property”);

(b) Real Property. All fee property, assignable rights-of-way and easements, surface use agreements, licenses and leases that relate to the ownership, operation, use or maintenance of the Facilities, (collectively, the “Real Property Interests”), and all fixtures, buildings and improvements located on or under such Real Property Interests;

(c) Permits. All assignable permits, licenses, certificates, orders, approvals, authorizations, grants, consents, concessions, warrants, franchises and similar rights and privileges which are necessary for, or are used or held for use primarily for or in connection with, the ownership, use, operation or maintenance of the Assets (collectively, the “Permits”);

(d) Contract Rights. All contracts set forth in Schedule 4.7 that relate to the ownership, operation, use or maintenance of the Assets, including any assignable gathering, processing, balancing and other agreements for the handling of natural gas or liquids, purchase and sales agreements, storage agreements, transportation agreements, equipment leases, rental contracts, and service agreements primarily related to the Facilities (collectively, the “Contracts”);

(e) Intellectual Property. The non-exclusive right to any technical information, shop rights, designs, plans, manuals, specifications and other proprietary and nonproprietary technology and data used in connection with the ownership, operation, use or maintenance of the Assets (collectively, the “Intellectual Property”);

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(f) Facilities. All meter stations, gas processing plants, treaters, dehydration units, compressor stations, fractionators, liquid handling facilities, platforms, warehouses, field offices, control buildings, pipelines, tanks and other associated facilities that are used or held for use primarily in connection with the ownership, operation or maintenance of the South and Central Texas Systems (collectively, the “Facilities”);

(g) Books and Records. All contract, land, title, engineering, environmental, operating, accounting, business, marketing, and other data, files, documents, instruments, notes, correspondence, papers, ledgers, journals, reports, abstracts, surveys, maps, books, records and studies which relate primarily to the Assets or which are used or held for use primarily in connection with, the ownership, operation, use or maintenance of the Assets; provided, however, such material shall not include (i) any proprietary data that is not primarily used in connection with the continued ownership, use or operation of the Assets, (ii) any information subject to Third Person confidentiality agreements for which a consent or waiver cannot be secured by HOLDINGS or GP after reasonable efforts, (iii) any information which, if disclosed, would violate an attorney-client privilege or would constitute a waiver of rights as to attorney work product or attorney-client privileged communications, or (iv) any information relating primarily to the Reserved Liabilities or any obligations for which HOLDINGS or GP is required to indemnify the MLP Indemnitees pursuant to Section 10.2 (collectively, the “Records”); provided, however, that MLP shall have the right to copy any of the information specified in clause (iv); and

(h) Incidental Rights. All of the following insofar as the same are attributable or relate primarily to any of the Assets described in clauses (a) through (g): (i) all purchase orders, invoices, storage or warehouse receipts, bills of lading, certificates of title and documents, (ii) all keys, lock combinations, computer access codes and other devices or information necessary to gain entry to and/or take possession of such Assets, (iii) all rights in any confidentiality or nonuse agreements relating to the Assets, and (iv) the benefit of and right to enforce all covenants, warranties, guarantees and suretyship agreements running in favor of the Entities relating primarily to the Assets and all security provided primarily for payment or performance thereof.

“Assumed Obligations” shall mean any and all obligations and liabilities with respect to or arising out of (i) the JV Agreement and attributable to the Subject Interests, (ii) the ownership of the Subject Interests, (iii) the Hedge, (iv) the Goliad Hedge, and (v) the Canales Litigation.

“AUSTIN” shall have the meaning given such term in the Recitals.

“Benefit Plan” shall mean any of the following: (a) any employee welfare benefit plan or employee pension benefit plan as defined in sections 3(1) and 3(2) of ERISA, and (b) any other material employee benefit agreement or arrangement, including a deferred compensation plan, incentive plan, bonus plan or arrangement, stock option plan, stock purchase plan, stock award plan, golden parachute agreement, severance plan, dependent care plan, cafeteria plan, employee assistance program, scholarship program, employment contract, retention incentive agreement, non-competition agreement, consulting agreement, vacation policy, and other similar plan, agreement and arrangement.

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“Business Day” shall mean any day, other than Saturday and Sunday, on which federally-insured commercial banks in Denver, Colorado are generally open for business and capable of sending and receiving wire transfers.

“Canales Litigation”) shall mean the lawsuit called Canales v. Triad Energy Corporation, et al. (Case 99-02-37323-CV, 97th Judicial District, Jim Wells County, Texas.

“Cash Consideration” shall have the meaning given such term Section 2.2.

“Casualty Loss” shall mean, with respect to all or any portion of the Assets, any destruction by fire, storm or other casualty, or any condemnation or taking or threatened condemnation or taking, of all or any portion of the Assets.

“Certificate of Common Units” shall mean a certificate representing Units in the MLP in the form of the attached Exhibit B.

“Claim” shall mean any demand, demand letter, claim or notice by a Third Person of noncompliance or violation or Proceeding.

“Claim Notice” shall have the meaning given such term in Section 10.3(c).

“Closing” shall have the meaning given such term in Section 8.1.

“Closing Date” shall have the meaning given such term in Section 8.1.

“Code” shall mean the U.S. Internal Revenue Code of 1986, as amended.

“Commercially Reasonable Efforts” shall mean efforts which are reasonably within the contemplation of the Parties on the date hereof, which are designed to enable a Party, directly or indirectly, to satisfy a condition to, or otherwise assist in the consummation of, the transactions contemplated by this Agreement and which do not require the performing Party to expend any funds or assume liabilities other than expenditures and liabilities which are reasonable in nature and amount in the context of the transactions contemplated by this Agreement.

“Consideration” shall mean the Cash Consideration and the Unit Consideration.

“Contracts” shall have the meaning given such term in the definition of Assets.

“DCPSC” shall have the meaning given such term in the Recitals.

“DCP SOUTH CENTRAL” shall have the meaning given such term in the Recitals.

“Defensible Title” shall mean, as to the Assets, such title to the Assets that vests the applicable Entity with indefeasible title in and to the Assets free and clear of Liens other than Permitted Encumbrances.

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“DEIN” shall have the meaning given such term in the Recitals.

“Effective Time” shall mean 12:05 a.m. Denver time on November 1, 2012 or such other time and place mutually agreed to by the Parties in writing.

“Entities” shall mean DCPSC, DEIN, AUSTIN, HINSHAW, INTRASTATE, SAN JACINTO and WEBB/DUVAL.

“Environmental Law” shall mean any and all Laws, statutes, ordinances, rules, regulations, or orders of any Governmental Authority in existence at the Effective Time pertaining to employee health, public safety, pollution or the protection of the environment or natural resources or to Hazardous Materials in any and all jurisdictions in which the party in question owns property or conducts business or in which the Assets are located, including the Clean Air Act, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980 (“CERCLA”), the Federal Water Pollution Control Act, the Occupational Safety and Health Act of 1970 (to the extent relating to environmental matters), the Resource Conservation and Recovery Act of 1976 (“RCRA”), the Safe Drinking Water Act, the Toxic Substances Control Act, the Hazardous & Solid Waste Amendments Act of 1984, the Superfund Amendments and Reauthorization Act of 1986, the Hazardous Materials Transportation Act, the Oil Pollution Act of 1990, any state or local Laws implementing or substantially equivalent to the foregoing federal Laws, and any state or local Laws pertaining to the handling of oil and gas exploration, production, gathering, and processing wastes or the use, maintenance, and closure of pits and impoundments.

“Environmental Matters” shall have the meaning given such term in Section 4.4(b)

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“Excluded Assets” shall mean all of the following:

(a) Any deposits or pre-paid items attributable to the operation of the Assets not paid by or on behalf of the JV;

(b) Any equipment and working capital expenditures incurred by MIDSTREAM or its Affiliates related to the design, permitting and construction of the Goliad gas plant;

(c) Claims for refund of or loss carry forwards with respect to (i) Taxes attributable to the business of the Entities for any period prior to the Closing Date or (ii) any Taxes attributable to any of the Excluded Assets;

(d) All work product of HOLDINGS’ or its Affiliates’ attorneys, records relating to the negotiation and consummation of the transactions contemplated hereby and documents that are subject to a valid attorney client privilege;

(e) the real property, personal property, contracts, intellectual property, Permits, office computers or other equipment (or any leases or licenses of the foregoing), if any, that are listed on Schedule 1.1(a);

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(f) All vehicles, and all leases for vehicles that relate to the ownership, operation, use or maintenance of the Assets;

(g) All computer software that relates to the ownership, operation, use or maintenance of the Assets that requires a consent to transfer;

(h) All office equipment and accessories (including computers) that relate to the ownership, operation, use or maintenance of the Assets, other than that located at the Facilities; and

(i) All rights to claim coverage or benefits under any insurance policies or coverage applicable to the JV or the Assets, including self-insurance and insurance obtained through a captive insurance carrier, but excluding any such rights to recover amounts that are included in the calculation of Net Working Capital.

“Exhibits” shall mean any and/or all of the exhibits attached to and made a part of this Agreement.

“Execution Date” shall have the meaning given such term in the introductory paragraph.

“Facilities” shall have the meaning given such term within the definition of Assets.

“Final Settlement Statement” shall have the meaning given such term in Section 3.3.

“Financial Statements” shall have the meaning given such term in Section 4.21(a).

“GAAP” means generally accepted accounting principles in the United States as of the date hereof, consistently applied.

“Goliad Hedge” shall mean that certain financial swap transaction with MLP as the floating price payor and HOLDINGS (or its Affiliate that is acceptable to MLP) as the fixed price payor for the period starting January 1, 2014 through December 31, 2015, subject to the payment of the Goliad Opportunity.

“Goliad Hedge Confirmation” shall mean the document used to evidence the Goliad Hedge in the form of Exhibit D.

“Goliad Opportunity” shall mean the payment of an additional $50 million by the JV to MIDSTREAM as reimbursement for preformation capital expenditures under Treasury Regulation §1.707-4(d) incurred by MIDSTREAM, plus the working capital and the investment in property, plant and equipment incurred by MIDSTREAM related to the construction of the Goliad gas plant as of the date the Goliad Opportunity is exercised upon approval of the Goliad gas plant expansion project by the respective board of directors of MIDSTREAM and the ultimate general partner of the MLP. MIDSTREAM shall cause the transfer of the equipment and other working capital related to the Goliad gas plant to the JV pursuant to an Assignment and Bill of Sale in form and substance acceptable to MLP.

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“Governmental Authorities” shall mean (a) the United States of America or any state or political subdivision thereof within the United States of America and (b) any court or any governmental or administrative department, commission, board, bureau or agency of the United States of America or of any state or political subdivision thereof within the United States of America.

“GP” shall have the meaning given such term in the introductory paragraph.

“Hazardous Materials” shall mean: (a) any wastes, chemicals, materials or substances defined or included in the definition of “hazardous substances,” “hazardous materials,” “toxic substances,” “solid wastes,” “pollutants,” “contaminants,” or words of similar import, under any Environmental Law; (b) any hydrocarbon or petroleum or component thereof, (including, without limitation, crude oil, natural gas, natural gas liquids, or condensate that is not reasonably and commercially recoverable; (c) oil and gas exploration or production wastes including produced water; (d) radioactive materials (other than naturally occurring radioactive materials), friable asbestos, mercury, lead based paints and polychlorinated biphenyls, (e) any other chemical, material or substance, exposure to which is prohibited, limited or regulated by any Governmental Authority; or (f) any regulated constituents or substances in concentrations or levels that exceed numeric or risk-based standards established pursuant to Environmental Laws.

“Hedge” shall mean that certain financial swap transaction, with MLP as the floating price payor and HOLDINGS (or its Affiliate that is acceptable to MLP) as the fixed price payor for the period of November 1, 2012 through December 31, 2015.

“Hedge Confirmation” shall mean the document used to evidence the Hedge in the form of Exhibit C.

“HINSHAW” shall have the meaning given such term in the Recitals.

“HOLDINGS” shall have the meaning given such term in the introductory paragraph.

“HOLDINGS’ Indemnitees” shall have the meaning given such term in Section 10.1.

“HOLDINGS’ Knowledge” or the “Knowledge of HOLDINGS” or any similar term, shall mean the actual knowledge of (a) any officer of HOLDINGS having a title of Vice President or higher, and (b) the individuals listed on Schedule 1.1(b).

“Indemnified Party” or “Indemnitee” shall have the meaning given such term in Section 10.4(a).

“Indemnifying Party” or “Indemnitor” shall have the meaning given such term in Section 10.4(a).

“Independent Accountants” shall mean Deloitte & Touche.

“Intellectual Property” shall have the meaning given such term in the definition of Assets.

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“Interest Rate” shall mean three (3) months LIBOR plus one-half percent (0.5%), or .50 basis points.

“INTRASTATE” shall have the meaning given such term in the Recitals

“JV” shall have the meaning given such term in the Recitals.

“JV Agreement” shall mean the Amended and Restated General Partnership Agreement of DCP SC Texas GP, dated as of the Closing Date.

“Laws” shall mean all applicable statutes, laws (including common law), regulations, rules, rulings, ordinances, orders, restrictions, requirements, writs, judgments, injunctions, decrees and other official acts of or by any Governmental Authority.

“Lien” shall mean any lien, mortgage, pledge, claim, charge, security interest or other encumbrance, option or defect on title.

“LIBOR” shall mean the British Bankers’ Association interbank offered rates as of 11:00 a.m. London time for deposits in Dollars that appear on the relevant page of the Reuters service (currently page LIBOR01) or, if not available, on the relevant pages of any other service (such as Bloomberg Financial Markets Service) that displays such British Bankers’ Association rates.

“Limited Partnership Agreement” shall mean the Second Amended and Restated Agreement of Limited Partnership of MLP dated as of November 1, 2006, as amended by Amendment No. 1 dated as of April 11, 2008, and Amendment No. 2 dated as of April 1, 2009, and as may be amended from and after the Effective Time.

“Loss” or “Losses” shall mean any and all damages, demands, payments, obligations, penalties, assessments, disbursements, claims, costs, liabilities, losses, causes of action, and expenses, including interest, awards, judgments, settlements, fines, fees, costs of defense and reasonable attorneys’ fees, costs of accountants, expert witnesses and other professional advisors and costs of investigation and preparation of any kind or nature whatsoever.

“Material Adverse Effect” shall mean a single event, occurrence or fact, or series of events, occurrences or facts, that, alone or together with all other events, occurrences or facts (a) would have an adverse change in or effect on the Entities or the Assets (including the cost to remedy, replace or obtain same) taken as a whole, in excess of $21,915,000 or (b) would result in the prohibition or material delay in the consummation of the transactions contemplated by this Agreement, excluding (in each case) matters that are generally industry-wide developments or changes or effects resulting from changes in Law or general economic, regulatory or political conditions.

“Materiality Condition” shall have the meaning given such term in Section 10.5.

“MIDSTREAM” shall have the meaning given such term in the introductory paragraph.

“MLP” shall have the meaning given such term in the introductory paragraph.

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“MLP Indemnitees” shall have the meaning given such term in Section 10.2.

“MLP’s Knowledge” or the “Knowledge of MLP” or any similar term, shall mean the actual knowledge of any officer of MLP having a title of Vice President or higher.

“MLP Required Consents” shall have the meaning given such term in Section 5.4.

“Mobil Agreement” shall mean that Asset Purchase Agreement dated May 29, 1996 by and among Mobil Natural Gas Inc., Mobil Gas Services Inc., Mobil Producing Texas & New Mexico Inc., Mobil Exploration and Producing North America Inc., Mobil Oil Corporation, Mobil Exploration & Production U.S. Inc. and Falfurrias Pipeline Company, as Sellers and PanEnergy Field Services, Inc., as Buyer, as amended.

“Net Working Capital” means, as to the JV, and determined as of the Effective Time, an amount (which may be positive or negative) equal to (i) the total current assets of the JV and its Subsidiaries minus (ii) the total current liabilities of the JV and its Subsidiaries, in each case determined in accordance with GAAP, as adjusted for the Reserved Liabilities.

“Notice Period” shall have the meaning given such term in Section 10.4(c)

“Ordinary Course of Business” shall mean the ordinary course of business consistent with past practices.

“Permits” shall have the meaning given such term in the definition of Assets.

“Permitted Encumbrances” shall mean the following:

(a) the terms, conditions, restrictions, exceptions, reservations, limitations, and other matters contained in any document creating the Real Property Interests, or in any Permit or Contract;

(b) Liens for property Taxes and assessments that are not yet due and payable (or that are being contested in good faith by appropriate Proceedings for which adequate reserves in accordance with GAAP have been established on the books of account of the applicable Entity);

(c) mechanic’s, materialmen’s, repairmen’s and other statutory Liens arising in the Ordinary Course of Business and securing obligations incurred prior to the Effective Time and (i) for which adequate reserves in accordance with GAAP have been established on the books of account of the applicable Entity, or (ii) that are not delinquent and that will be paid and discharged in the Ordinary Course of Business or, if delinquent, that are being contested in good faith with any action to foreclose on or attach any Assets on account thereof properly stayed and for which adequate reserves in accordance with GAAP have been established on the books of account of the applicable Entity;

(d) utility easements, restrictive covenants, defects and irregularities in title, encumbrances, exceptions and other matters that are of record that, singularly or in the aggregate, will not materially interfere with the ownership, use or operation of the Assets to which they pertain;

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(e) required Third Person consents to assignment, preferential purchase rights and other similar agreements with respect to which consents or waivers are obtained from the appropriate Person for the transaction contemplated hereby prior to Closing or, as to which the appropriate time for asserting such rights has expired as of the Closing without an exercise of such rights;

(f) any Post-Closing Consent;

(g) Liens created by MLP or its successors or assigns; and

(h) the Liens listed on Schedule 1.1(c).

“Person” shall mean any natural person, corporation, company, partnership (general or limited), limited liability company, trust, joint venture, joint stock company, unincorporated organization, or other entity or association.

“Personal Property” shall have the meaning given such term in the definition of Assets.

“Post-Closing Consents” shall mean consents or approvals from, or filings with Governmental Authorities, consents from railroads customarily obtained following the closing of transactions involving the transfer of assets similar to those owned by the Entities, or obtaining consents for those matters set forth on Exhibit F.

“Pre-Closing Tax Period” shall mean, with respect to the Entities, any taxable period ending on or prior to the Closing Date.

“Preliminary Settlement Statement” shall have the meaning given such term in Section 3.2.

“Proceeding” shall mean any action, suit, claim, investigation, review or other judicial or administrative proceeding, at Law or in equity, before or by any Governmental Authority or arbitration or other dispute resolution proceeding.

“Qualified Claims” shall have the meaning given such term in Section 10.3(b)(ii).

“Real Property Interests” shall have the meaning given such term in the definition of Assets.

“Records” shall have the meaning given such term in the definition of Assets.

“Reserved Liabilities” shall mean Losses, and with respect to clause (iii), capital expenditures (but only to the extent not reflected in Net Working Capital), with respect to:

(i) Subject to Section 11.3, 100% of the amount of Taxes with respect to the JV, the Entities or the Assets (for the avoidance of doubt, excepting all Taxes of HOLDINGS, MIDSTREAM or their partners) to the extent related to periods or portions thereof prior to and including the Closing Date;

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(ii) the Excluded Assets and Taxes related thereto; and

(iii) those matters, if any, described on Schedule 1.1(d).

“SAN JACINTO” shall have the meaning given such term in the Recitals

“Schedules” shall mean any and/or all of the schedules attached to and made a part of this Agreement.

“SC TEXAS” shall have the meaning given such term in the Recitals.

“SEC” shall mean the Securities and Exchange Commission.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Settlement Notice” shall have the meaning given such term in Section 3.4.

“South and Central Texas Systems” shall have the meaning given such term in the Recitals.

“Subject Interests” shall have the meaning given such term in the Recitals.

“Subsidiary” means, with respect to any Person, (a) any corporation, of which a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote generally in the election of directors thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof or (b) any limited liability company, partnership, association or other business entity, of which a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof.

“System Map” shall collectively mean the maps depicting the South and Central Texas Systems, which maps are attached as Schedule 1.1(e).

“Tax” or “Taxes” shall mean any federal, state, local or foreign income tax, ad valorem tax, excise tax, sales tax, use tax, franchise tax, real or personal property tax, transfer tax, gross receipts tax or other tax, assessment, duty, fee, levy or other governmental charge, together with and including, any and all interest, fines, penalties, assessments, and additions to Tax resulting from, relating to, or incurred in connection with any of those or any contest or dispute thereof.

“Tax Authority” shall mean any Governmental Authority having jurisdiction over the payment or reporting of any Tax.

“Tax Benefits” means the amount by which the Tax liability of the Indemnified Party or any of its Affiliates for a taxable period is actually reduced (including by deduction, reduction in income upon a sale, disposition or other similar transaction as a result of increased tax basis, receipt of a refund of Taxes or use of a credit of Taxes) plus any related interest (net of Taxes payable thereon) received from the relevant Tax Authority, as a result of the incurrence, accrual or payment of any Loss or Tax with respect to which the indemnification payment is being made.

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“Tax Return” shall mean any report, statement, form, return or other document or information required to be supplied to a Tax Authority in connection with Taxes.

“Third Person” shall mean (i) any Person other than a Party or its Affiliates, and (ii) any Governmental Authority.

“Third Person Awards” shall mean any actual recoveries from Third Persons by the Indemnified Party (including from insurance and third-party indemnification) in connection with the claim for which such party is also potentially liable.

“Total Net Working Capital” means the amount (which may be positive or negative) equal to the product of the Net Working Capital multiplied by 33.33%.

“Transaction Documents” shall mean the JV Agreement, such certificate or other documents as are necessary to transfer the Unit Consideration to HOLDINGS and GP pursuant to Section 2.2, the Hedge Confirmation, the Gas Gathering and Processing Contract in Exhibit E, and any other document related to the sale, transfer, assignment or conveyance of the Subject Interests to be delivered at Closing.

“Treasury Regulations” shall mean regulations promulgated under the Code.

“Units” shall mean the common units representing limited partner interests in the MLP.

“Unit Consideration” shall have the meaning given such term Section 2.2.

“WEBB/DUVAL” shall have the meaning given such term in the Recitals.

1.2 Other Definitional Provisions. As used in this Agreement, unless expressly stated otherwise or the context requires otherwise, (a) all references to an “Article,” “Section,” or “subsection” shall be to an Article, Section, or subsection of this Agreement, (b) the words “this Agreement,” “hereof,” “hereunder,” “herein,” “hereby,” or words of similar import shall refer to this Agreement as a whole and not to a particular Article, Section, subsection, clause or other subdivision hereof, (c) the words used herein shall include the masculine, feminine and neuter gender, and the singular and the plural, (d) the word “including” means “including, without limitation” and (e) the word “day” or “days” means a calendar day or days, unless otherwise denoted as a Business Day.

1.3 Headings. The headings of the Articles and Sections of this Agreement and of the Schedules and Exhibits are included for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction or interpretation hereof or thereof.

1.4 Other Terms. Other terms may be defined elsewhere in the text of this Agreement and shall have the meaning indicated throughout this Agreement.

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ARTICLE II

CONTRIBUTION OF THE SUBJECT INTERESTS,

ISSUANCE OF THE UNITS AND CONSIDERATION

2.1 The Transaction. Upon the terms and subject to the conditions of this Agreement, at the Closing, but effective for all purposes as of the Effective Time (i) HOLDINGS and GP shall cause the Subject Interests to be assigned to DCP SOUTH CENTRAL, (ii) MIDSTREAM and GP shall cause the Hedge to be contributed to MLP, in exchange for the delivery by MLP of the Consideration to MIDSTREAM, HOLDINGS and GP pursuant to Section 2.2, and (iii) MLP and DCP SOUTH CENTRAL shall assume and thereafter timely perform and discharge in accordance with their respective terms, all Assumed Obligations.

2.2 Consideration. In consideration of MLP’s receipt of the Subject Interests and the Hedge, MLP shall (i) issue and deliver to HOLDINGS and GP on the day of Closing one or more certificates duly registered in the names of HOLDINGS and GP and representing Units having an aggregate value of $87,700,000 with the number of Units determined by dividing $87,700,000 by the volume weighted average price of the Units during the ten trading days ending two trading days prior to the Closing Date (such Units being referred to herein collectively as, the “Unit Consideration”) and (ii) distribute at the Closing an amount of cash to MIDSTREAM, in the aggregate, equal to the sum of (A) $350,600,000 and (B) the Total Net Working Capital as of the Effective Time (the “Cash Consideration”).

ARTICLE III

ADJUSTMENTS AND SETTLEMENT

3.1 Adjustments.

(a) The value of the Total Net Working Capital shall be subject to cash adjustments pursuant to this ARTICLE III.

(b) The Parties shall use all Commercially Reasonable Efforts to agree upon the adjustments set forth in this ARTICLE III, and to resolve any differences with respect thereto. Except as provided herein, no adjustments shall be made after delivery of the Final Settlement Statement.

3.2 Preliminary Settlement Statement. Not later than five (5) Business Days before the Closing Date, and after consultation with MLP, HOLDINGS shall deliver to MLP a written statement (the “Preliminary Settlement Statement”) setting forth the Total Net Working Capital and each component therein, as determined in good faith by HOLDINGS that are described in the definition thereof, with HOLDINGS’ calculation of such items in reasonable detail, based on information then available to HOLDINGS. The Preliminary Settlement Statement shall also set forth wire transfer instructions for the Closing payments. Payment of the Total Net Working Capital at the Effective Time shall be based on the Preliminary Settlement Statement. The Preliminary Settlement Statement, will be calculated using the South and Central Texas Systems financial statements as of June 30, 2012, and shall be adjusted by adding back the affiliate accounts receivable and affiliate accounts payable which were reclassified to net parent equity.

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3.3 Final Settlement Statement. No later than one hundred and eighty (180) days after the Closing Date and after consultation with MLP, HOLDINGS shall deliver to MLP a revised settlement statement showing in reasonable detail its calculation of the items described in the definition of Total Net Working Capital along with other adjustments or payments contemplated in this Agreement (said revised statement and the calculation thereof shall be referred to as the “Final Settlement Statement”).

3.4 Dispute Procedures. The Final Settlement Statement shall become final and binding on the Parties on the 45th day following the date the Final Settlement Statement is received by MLP, unless prior to such date MLP delivers written notice to HOLDINGS of its disagreement with the Final Settlement Statement (a “Settlement Notice”). Any Settlement Notice shall set forth MLP’s proposed changes to the Final Settlement Statement, including an explanation in reasonable detail of the basis on which MLP proposes such changes. If MLP has timely delivered a Settlement Notice, MLP and HOLDINGS shall use good faith efforts to reach written agreement on the disputed items. If the disputed items have not been resolved by MLP and HOLDINGS by the 30th day following HOLDINGS’ receipt of a Settlement Notice, any remaining disputed items shall be submitted to the Independent Accountants for resolution within ten (10) Business Days after the end of the foregoing 30-day period. The fees and expenses of the Independent Accountants shall be borne fifty percent (50%) by HOLDINGS and fifty percent (50%) by MLP. The Independent Accountants’ determination of the disputed items shall be final and binding upon the Parties, and the Parties hereby waive any and all rights to dispute such resolution in any manner, including in court, before an arbiter or appeal.

3.5 Payments. If the final calculated amount as set forth in the Final Settlement Statement exceeds the estimated calculated amount as set forth in the Preliminary Settlement Statement, then MLP shall pay to HOLDINGS the aggregate amount of such excess, with interest at the Interest Rate (calculated from the Closing Date). If the final calculated amount as set forth in the Final Settlement Statement is less than the estimated calculated amount as set forth in the Preliminary Settlement Statement, then HOLDINGS shall pay to MLP the aggregate the amount of such excess, with interest at the Interest Rate (calculated from the Closing Date). Any payment shall be made within three (3) Business Days of the date the Final Settlement Statement becomes final pursuant to Section 3.4.

3.6 Access to Records. The Parties shall grant to each other full access to the Records and relevant personnel to allow each of them to make evaluations under this ARTICLE III.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF HOLDINGS

HOLDINGS, MIDSTREAM AND GP represent and warrant to MLP as follows:

4.1 Organization, Good Standing, and Authority.

(a) HOLDINGS is a limited liability company duly formed, validly existing and in good standing under the Laws of the State of Delaware. The execution and delivery of this Agreement and the other Transaction Documents to which HOLDINGS is

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a party and the consummation by HOLDINGS of the transactions contemplated herein and therein have been duly and validly authorized by all necessary limited liability company action by HOLDINGS. This Agreement has been duly executed and delivered by HOLDINGS. HOLDINGS has all requisite limited liability company power and authority to enter into and perform this Agreement and the other Transaction Documents to which it is a party, to perform its obligations hereunder and thereunder and to carry out the transactions contemplated herein and therein.

(b) The JV is a general partnership duly formed and validly existing under the Laws of the State of Delaware. Each Entity is a limited liability company duly formed, validly existing and in good standing under the Laws of Delaware or in the case of WEBB/DUVAL, a general partnership duly formed, validly existing and in good standing under the Laws of Texas, and each Entity has all requisite limited liability company power and authority, or in the case of WEBB/DUVAL partnership power and authority, to own or otherwise hold and operate its assets. The execution and delivery of the Transaction Documents to which the JV is a party and the consummation by the JV of the transactions contemplated herein and therein to which it is a party have been duly and validly authorized by all necessary general partnership action by the JV and on behalf of the Entities (as the case may be).

4.2 Enforceability. This Agreement constitutes and, upon execution of and delivery by HOLDINGS, MIDSTREAM and GP of the other Transaction Documents to which it is a party, such Transaction Documents will constitute, valid and binding obligations of HOLDINGS, MIDSTREAM and GP enforceable against such Parties in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and other similar Laws affecting creditor’s rights generally and general principles of equity.

4.3 No Conflicts. The execution, delivery and performance by HOLDINGS, MIDSTREAM and GP of this Agreement, and the execution, delivery and performance by HOLDINGS, MIDSTREAM and GP of the other Transaction Documents to which it is a party and the consummation of the transactions contemplated hereby or thereby, will not:

(a) Provided all of HOLDINGS’ Post Closing Consents have been obtained, conflict with, constitute a breach, violation or termination of, give rise to any right of termination, cancellation or acceleration of or result in the loss of any right or benefit under, any agreements to which HOLDINGS, MIDSTREAM and GP or the Entities is a party or by which any of them, the Subject Interests or the Assets are bound;

(b) Conflict with or violate the limited liability company agreement of HOLDINGS and MIDSTREAM, the limited partnership agreement of GP, or the general partnership agreement of the JV; and

(c) Provided that all of HOLDINGS’ Post-Closing Consents have been obtained, violate any Law applicable to HOLDINGS, MIDSTREAM, GP, the JV or the Entities or the Assets.

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4.4 Consents, Approvals, Authorizations and Governmental Regulations.

(a) Except for the Post-Closing Consents set forth in Exhibit F, no order, consent, waiver, permission, authorization or approval of, or exemption by, or the giving of notice to or the registration or filing with any Third Person, is necessary for HOLDINGS, MIDSTREAM or GP to execute, deliver and perform this Agreement or for HOLDINGS, MIDSTREAM or GP to execute, deliver and perform the other Transaction Documents to which it is a party.

(b) Except as set forth in Exhibit F, (i) all material permits, licenses, certificates, orders, approvals, authorizations, grants, consents, concessions, warrants, franchises and similar rights and privileges, of all Governmental Authorities required or necessary for the Entities to own and operate its Assets in the places and in the manner currently owned or operated, have been obtained, and are in full force and effect, (ii) HOLDINGS and its Affiliates have received no written notification concerning, and there are no violations that are in existence with respect to the permits and (iii) no Proceeding is pending or threatened with respect to the revocation or limitation of any of the Permits. Notwithstanding anything herein to the contrary, the provisions of this Section 4.4(b) shall not relate to or cover any matter relating to or arising out of any Environmental Laws (an “Environmental Matter”), which shall be governed by Section 4.14.

4.5 Taxes. Except as set forth in Schedule 4.5:

(a) The JV is treated as partnership for federal tax purposes and has not and will not on or prior to the Closing Date, file an election under Treasury Regulation §301.7701-3 to be classified as a corporation for U.S. federal income tax purposes. Since the date of its formation until Closing, the JV has been and will be a business entity that will be disregarded for federal Tax purposes under Treasury Regulation §§301.7701-2 and -3;

(b) Except with respect to ad valorem Taxes for the year in which Closing occurs, all Taxes due and owing or claimed to be due and owing (whether such claim is asserted before or after the Effective Time) from or against the JV any Entity relating to the Assets, or the operation thereof, prior to the Effective Time have been or will be timely paid in full by, for or on behalf or with respect to the JV or Entity owing such Tax;

(c) All withholding Tax and Tax deposit requirements imposed with respect to the JV or the Entities, and applicable to the Assets, or the operation thereof, for any and all periods or portions thereof ending prior to the Effective Time have been or will be timely satisfied in full by for or on behalf or with respect to the JV or the Entity owing such Tax;

(d) All Tax Returns that are required to be timely filed for, by, on behalf of or with respect to the JV or the Entities, before the Effective Time have been or will be filed with the appropriate Governmental Authority; all Taxes shown to be due and payable on such Tax Returns have been or will be paid in full by, for or on behalf or with respect to the JV or the Entity owing such Tax;

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(e) None of the Entities is under Tax audit or Tax examination by any Governmental Authority. There are no Claims now pending or, to the Knowledge of HOLDINGS, threatened against the JV or the Entities with respect to any Tax or any matters under discussion with any Governmental Authority relating to any Tax;

(f) None of the JV or the Entities (i) has agreed to make, nor is required to make, any adjustment under Section 481 of the Code or any comparable provision of state, local or foreign Law by reason of a change in accounting method or otherwise, and (ii) is a party to or bound by (or will become a party to or bound by) any Tax sharing, Tax indemnity or Tax allocation agreement; and

(g) The JV shall file an election under Section 754 of the Code.

4.6 Litigation; Compliance with Laws.

(a) There is no injunction, restraining order or Proceeding pending against HOLDINGS, GP, MIDSTREAM, the JV or the Entities that restrains or prohibits the consummation of the transactions contemplated by this Agreement.

(b) Except for the litigation and Claims identified on Schedule 4.6, there is no written Claim, investigation or examination pending, or to the Knowledge of HOLDINGS, MIDSTREAM and GP, threatened, against or affecting the JV or the Entities (or their respective assets) before or by any Third Person.

(c) To HOLDINGS’ Knowledge, the Assets have been owned and operated in compliance with applicable Laws, except for any non-compliance which has been timely brought into compliance therewith. Notwithstanding anything herein to the contrary, the provisions of this Section 4.6(c) shall not relate to or cover any Environmental Matters, which shall be governed by Section 4.14.

4.7 Contracts. The JV is not a party to any contracts other than the contracts contemplated by this Agreement. All of the Contracts that are material to the business of the Entities, taken as a whole, are listed on Schedule 4.7, with the exception of interests in real property and EPC contracts and master services agreements or purchase orders entered into in the Ordinary Course of Business and retained by MIDSTREAM as operator of the Assets. The Entities are not in default and there is no event or circumstance that with notice, or lapse of time or both, would constitute an event of default by the applicable Entity under the terms of the Contracts. All of the Contracts of the Entities are in full force and effect and to HOLDINGS’ Knowledge, no counter-party to any of the Contracts is in default under the terms of such Contracts. Schedule 4.7 lists each Contract that:

(a) expressly obligates an Entity to pay an amount of $500,000 (to the 100% interest) or more and has not been fully performed as of the date hereof;

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(b) expressly restricts the ability of an Entity to compete or otherwise to conduct its business in any manner or place;

(c) provides for the sale of products or the provision of services (for a term greater than a year) for amounts in excess of $500,000 (to the 100% interest and including outstanding offers or quotes which by acceptance would create such a Contract) and which have not been fully performed as of the date hereof;

(d) provides a right of first refusal or other restrictive right that limits the ability to transfer, sell or assign an interest in an asset or an equity interest in a Person;

(e) is a master agreement, swap, derivative, option, future or similar type Contract or any open agreement or position thereunder;

(f) is with any current or former employee, officer, director or consultant of HOLDINGS or an Entity or their respective Affiliates;

(g) is an inter-company agreement;

(h) is with any labor union or association;

(i) is a partnership or joint venture agreement with a Third Person in which one of HOLDINGS or an Entity or their respective Affiliates is a party or by which any of them are bound;

(j) is an agreement with a consideration in excess of $500,000 (to the 100% interest) by an Entity to purchase or sell any assets (other than inventory in the Ordinary Course of Business), businesses, capital stock or other debt or equity securities of any Person; or

(k) is an agreement with a consideration in excess of $500,000 (to the 100% interest) involving the merger, consolidation, purchase, sale, transfer or other disposition of interests in real property, capital stock or other debt or equity securities of any Person prior to Closing.

4.8 Intellectual Property.

(a) To HOLDINGS’ Knowledge, none of HOLDINGS or the Entities has received any written notice of infringement, misappropriation or conflict with respect to intellectual property from any Person with respect to the ownership, use or operation of the Assets; and

(b) To HOLDINGS’ Knowledge, the ownership, use and operation of the Assets have not infringed, misappropriated or otherwise conflicted with any patents, patent applications, patent rights, trademarks, trademark applications, service marks, service mark applications, copyrights, trade names, unregistered copyrights or trade secrets of any other Person.

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4.9 [Reserved].

4.10 [Reserved].

4.11 Preferential Rights to Purchase. Except as listed in Schedule 4.11, there are no preferential or similar rights to purchase any portion of the Entities or Assets that will be triggered by this Agreement or the transactions contemplated herein.

4.12 Broker’s or Finder’s Fees. No investment banker, broker, finder or other Person is entitled to any brokerage or finder’s fee or similar commission in respect thereof based in any way on agreements, arrangements or understandings made by or on behalf of HOLDINGS or any of its Affiliates.

4.13 Compliance with Property Instruments. Except as set forth in Schedule 4.13, to HOLDINGS’ Knowledge (a) HOLDINGS or its Affiliates have such easements, licenses, rights of way, permits, leasehold estates, instruments creating interests in real property, and other similar real estate interests (each a “Right of Way”) that are necessary for HOLDINGS and its Affiliates to own, use and operate the Assets in the manner that such assets and properties are currently owned, used and operated in accordance with the terms of each Right of Way, and each such Right of Way is free and clear of all Liens created by HOLDINGS or its Affiliates, other than Permitted Encumbrances; (b) all of the instruments creating the Real Property Interests are presently valid, subsisting and in full force and effect; (c) there are no violations, defaults or breaches thereunder, or existing facts or circumstances which upon notice or the passage of time or both will constitute a violation, default or breach thereunder; and (d) the Assets are currently being operated and maintained in compliance with all terms and provisions of the instruments creating the Real Property Interests. None of HOLDINGS or its Affiliates has received or given any written notice of default or claimed default under any such instruments and is not participating in any negotiations regarding any material modifications thereof.

4.14 Environmental Matters. Except as set forth in Schedule 4.14:

(a) to HOLDINGS’ Knowledge, HOLDINGS and its Affiliates have not caused or allowed the generation, use, treatment, manufacture, storage, or disposal of Hazardous Materials at, on or from the Assets, except in accordance with all applicable Environmental Laws;

(b) to HOLDINGS’ Knowledge, there has been no release of any Hazardous Materials at, on, from or underlying any of the Assets other than such releases that (i) are not required to be reported to a Governmental Authority, (ii) have been reported to the appropriate Governmental Authority or (iii) were in compliance with applicable Environmental Laws;

(c) to HOLDINGS’ Knowledge, the Entities have secured all permits required under Environmental Laws for the ownership, use and operation of the Assets and the Entities are in compliance with such permits;

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(d) HOLDINGS and its Affiliates have not received written inquiry or notice of any actual or threatened Claim related to or arising under any Environmental Law relating to the Assets;

(e) none of HOLDINGS or the Entities is currently operating or required to be operating any of the Assets under any compliance order, a decree or agreement, any consent decree or order, or corrective action decree or order issued by or entered into with any Governmental Authority under any Environmental Law or any Law regarding health or safety in the work place; and

(f) to HOLDINGS’ Knowledge, the Entities have owned, used and operated the Assets in compliance with Environmental Laws, except for any non-compliance which has been remediated and brought into compliance with Environmental Laws.

(g) to HOLDINGS’ Knowledge, none of the off-site locations where Hazardous Materials from any of the Assets have been transported, stored, treated, recycled, disposed of or released has been designated as a facility that is subject to a Claim under the Environmental Laws.

4.15 Employee Matters. At no time prior to the Effective Time will the Entities have had any employees.

4.16 Benefit Plan Liabilities. At no time prior to the Effective Time will the Entities have maintained any Benefit Plans. At the Effective Time, the Entities shall have no liability with respect to any Benefit Plans.

4.17 No Foreign Person. None of HOLDINGS, MIDSTREAM or GP is a “foreign person” as defined in Section 1445 of the Code and in any regulations promulgated thereunder.

4.18 Title; Capitalization of the Subject Interests.

(a) The Subject Interests (i) constitute 33.33% of the outstanding ownership interests in the JV, (ii) were duly authorized, validly issued, fully paid and non-assessable and (iii) were not issued in violation of any pre-emptive rights.

(b) HOLDINGS, MIDSTREAM and GP, as applicable, has good and valid title to the Subject Interests conveyed by each of them and, except as provided or created by its limited liability company agreement or other organizational or governance documents, the Securities Act or applicable securities Laws, the Subject Interests are free and clear of any (i) restrictions on transfer, Taxes, Liens, Claims, or Proceedings or (ii) encumbrances, options, warrants, purchase rights, contracts, commitments, equities or demands to the extent any of the same contain or create any right to acquire all or any right in or to the Subject Interests.

(c) There are no existing rights, agreements or commitments of any character obligating the Entities to issue, transfer or sell any additional ownership rights or interests or any other securities (debt, equity or otherwise) convertible into or exchangeable for such ownership rights or interests or repurchase, redeem or otherwise acquire any such interest.

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(d) The JV has Defensible Title to all Facilities, and all Facilities located on leasehold properties are held under valid and enforceable leases, subject in each case only to Permitted Encumbrances.

4.19 Subsidiaries and Other Equity Interests. As of Closing, the JV will not have any Subsidiaries or own, directly or indirectly, any equity interest in any other Person except for the Entities.

4.20 Bank Accounts. As of Closing, the JV has no accounts or safe-deposit boxes with banks, trust companies, savings and loan associations, or other financial institutions.

4.21 Financial Statements. To HOLDINGS’ Knowledge:

(a) Schedule 4.21 sets forth a true and complete copy of the unaudited combined balance sheet as of June 30, 2012, and the unaudited combined statement of changes in net parent equity, the unaudited combined statement of operations and the unaudited combined statement of cash flows for the six months ended June 30, 2012 and 2011; and the audited combined balance sheet as of December 31, 2011and 2010, and the audited combined statement of changes in net parent equity, the audited combined statement of operations and the audited combined statement of cash flows for the twelve months ended December 31, 2011, 2010 and 2009 for the business of the JV (the “Financial Statements”). The Financial Statements have been prepared in accordance with the requirements of Regulation S-X adopted by the SEC.

(b) There are no liabilities or obligations of the JV (whether known or unknown and whether accrued, absolute, contingent or otherwise) and there are no facts or circumstances that would reasonably be expected to result in any such liabilities or obligations, other than (i) liabilities or obligations disclosed, reflected or reserved against in the Financial Statements, and (ii) current liabilities incurred in the Ordinary Course of Business since December 31, 2011.

4.22 [Reserved].

4.23 Investment Intent. Each of HOLDINGS and GP is acquiring the Unit Consideration for its own account, and not with a view to, or for sale in connection with, the distribution thereof in violation of state or federal Law. Each of HOLDINGS and GP acknowledges that the Unit Consideration has not been registered under the Securities Act or the securities Laws of any state and neither HOLDINGS nor GP has any obligation or right to register the Unit Consideration except as set forth in the Limited Partnership Agreement. Without such registration, the Unit Consideration may not be sold, pledged, hypothecated or otherwise transferred unless it is determined that registration is not required. Each of HOLDINGS and GP, itself or through its officers, employees or agents, has sufficient knowledge and experience in financial and business matters to be capable of evaluating the merits and risks of an investment such as an investment in the Units, and each of HOLDINGS and GP, either alone or through its respective officers, employees or agents, has evaluated the merits and risks of the investment in the Units.

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4.24 Undisclosed Liabilities. To HOLDINGS’ Knowledge, there are no liabilities or obligations of the JV (whether known or unknown and whether accrued, absolute, contingent or otherwise) and there are no facts or circumstances that would reasonably be expected to result in any such liabilities or obligations, other than (i) liabilities or obligations disclosed, reflected or reserved against in the Financial Statements of the JV, and (ii) current liabilities incurred in the Ordinary Course of Business since July 1, 2012.

4.25 No Other Representations or Warranties; Schedules. HOLDINGS makes no other express or implied representation or warranty with respect to the Entities or any of their respective Affiliates, the Assets or the transactions contemplated by this Agreement, and disclaims any other representations or warranties. The disclosure of any matter or item in any schedule to this Agreement shall not be deemed to constitute an acknowledgment that any such matter is required to be disclosed.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF MLP

MLP hereby represents and warrants to HOLDINGS:

5.1 Organization, Good Standing, and Authorization. MLP is a limited partnership duly formed, validly existing and in good standing under the Laws of the State of Delaware. MLP has all requisite limited partnership power and authority to enter into and perform this Agreement and the Transaction Documents to which it is a party, to perform its obligations hereunder and thereunder and to carry out the transactions contemplated herein and therein. The execution and delivery of this Agreement and the Transaction Documents to which it is a party and the consummation by MLP of the transactions contemplated herein have been duly and validly authorized by all necessary limited partnership action by MLP. This Agreement has been duly executed and delivered by MLP.

5.2 Enforceability. This Agreement constitutes, and upon execution and delivery of the Transaction Documents to which MLP is a party, such Transaction Documents will constitute, valid and binding obligations of MLP, enforceable against MLP in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and other similar Laws affecting creditor’s rights generally and general principles of equity.

5.3 No Conflicts. The execution, delivery and performance by MLP of this Agreement and the Transaction Documents and the consummation of the transactions contemplated hereby or thereby, will not:

(a) provided that any MLP Required Consents and Post-Closing Consents have been obtained, conflict with, constitute a breach, violation or termination of, give rise to any right of termination, cancellation or acceleration of or result in the loss of any right or benefit under, any agreement to which MLP is a party;

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(b) conflict with or violate the Limited Partnership Agreement or result in the creation of a Lien on the Units; or

(c) provided that all of the MLP Required Consents and Post-Closing Consents have been obtained, violate any Law applicable to MLP.

5.4 Consents, Approvals, Authorizations and Governmental Regulations. Except (i) for Post-Closing Consents, and (ii) as set forth in Schedule 5.4 (the items described in clause (ii) being referred to as the “MLP Required Consents”), no order, consent, waiver, permission, authorization or approval of, or exemption by, or the giving of notice to or registration or filing with, any Third Person, is necessary for MLP to execute, deliver and perform this Agreement or the Transaction Documents to which it will be a party.

5.5 Litigation. There is no injunction, restraining order or Proceeding pending against MLP that restrains or prohibits the consummation of the transactions contemplated by this Agreement.

5.6 Independent Investigation. MLP is knowledgeable in the business of owning and operating natural gas and natural gas liquids facilities and has had access to the Assets, the representatives of HOLDINGS and its Affiliates, and to the records of HOLDINGS and its Affiliates with respect to the Assets. MLP ACKNOWLEDGES THAT THE ASSETS ARE IN THEIR “AS IS, WHERE IS” CONDITION AND STATE OF REPAIR, AND WITH ALL FAULTS AND DEFECTS, AND THAT, EXCEPT AS EXPRESSLY SET OUT IN THIS AGREEMENT, HOLDINGS HAS MADE NO REPRESENTATION OR WARRANTY OF ANY KIND OR NATURE, EXPRESS, IMPLIED OR STATUTORY, INCLUDING, BUT NOT LIMITED TO, WARRANTIES OF MARKETABILITY, QUALITY, CONDITION, CONFORMITY TO SAMPLES, MERCHANTABILITY, AND/OR FITNESS FOR A PARTICULAR PURPOSE, ALL OF WHICH ARE EXPRESSLY DISCLAIMED BY HOLDINGS AND EXCEPT AS SET FORTH IN THIS AGREEMENT, WAIVED BY MLP. MLP FURTHER ACKNOWLEDGES THAT: (I) THE ASSETS HAVE BEEN USED FOR NATURAL GAS AND NATURAL GAS LIQUIDS OPERATIONS AND PHYSICAL CHANGES IN THE ASSETS AND IN THE LANDS BURDENED THEREBY MAY HAVE OCCURRED AS A RESULT OF SUCH USES; (II) THE ASSETS MAY INCLUDE BURIED PIPELINES AND OTHER EQUIPMENT, THE LOCATIONS OF WHICH MAY NOT BE KNOWN BY HOLDINGS OR READILY APPARENT BY A PHYSICAL INSPECTION OF THE ASSETS OR THE LANDS BURDENED THEREBY; (III) MLP SHALL HAVE INSPECTED PRIOR TO CLOSING, OR SHALL BE DEEMED TO HAVE WAIVED ITS RIGHTS TO INSPECT, THE ASSETS AND THE ASSOCIATED PREMISES, AND SATISFIED ITSELF AS TO THEIR PHYSICAL AND ENVIRONMENTAL CONDITION, AND THAT MLP SHALL, SUBJECT TO THE OTHER PROVISIONS OF THIS AGREEMENT, ACCEPT ALL OF THE SAME IN THEIR “AS IS, WHERE IS” CONDITION AND STATE OF REPAIR, AND WITH ALL FAULTS AND DEFECTS, INCLUDING, BUT NOT LIMITED TO, THE PRESENCE OF MAN-MADE MATERIAL FIBERS AND THE PRESENCE, RELEASE OR DISPOSAL OF HAZARDOUS MATERIALS. EXCEPT AS EXPRESSLY SET OUT IN THIS AGREEMENT, HOLDINGS MAKES NO REPRESENTATION OR WARRANTY, EXPRESS, IMPLIED OR STATUTORY, AS TO (A) THE ACCURACY OR COMPLETENESS OF ANY DATA OR RECORDS DELIVERED

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TO MLP WITH RESPECT TO THE SUBJECT INTERESTS, INCLUDING, WITHOUT LIMITATION, ANY DESCRIPTION OF THE SUBJECT INTERESTS, PRICING ASSUMPTIONS, QUALITY OR QUANTITY OF THE SUBJECT INTERESTS, FREEDOM FROM PATENT OR TRADEMARK INFRINGEMENT OR (B) FUTURE VOLUMES OF HYDROCARBONS OR OTHER PRODUCTS TRANSPORTED, TREATED, STORED OR PROCESSED THROUGH OR AT THE ASSETS. With respect to any projection or forecast delivered by or on behalf of HOLDINGS or its Affiliates to MLP, MLP acknowledges that (i) there are uncertainties inherent in attempting to make such projections and forecasts, (ii) MLP is familiar with such uncertainties, (iii) MLP is taking full responsibility for making its own evaluation of the adequacy and accuracy of all such projections and forecasts furnished to MLP and (iv) MLP will not have a claim against HOLDINGS or any of its advisors or Affiliates with respect to such projections or forecasts.

5.7 Broker’s or Finder’s Fees. No investment banker, broker, finder or other Person is entitled to any brokerage or finder’s fee or similar commission in respect thereof based in any way on agreements, arrangements or understandings made by or on behalf of MLP or any of its Affiliates which is, or following the Closing would be, an obligation of HOLDINGS or any of its Affiliates.

5.8 Investment Intent. MLP is acquiring the Subject Interests for its own account, and not with a view to, or for sale in connection with, the distribution thereof in violation of state or federal Law. MLP acknowledges that the Subject Interests have not been registered under the Securities Act or the securities Laws of any state and neither HOLDINGS nor any of its Affiliates has any obligation to register the Subject Interests. Without such registration, the Subject Interests may not be sold, pledged, hypothecated or otherwise transferred unless it is determined that registration is not required. MLP, itself or through its officers, employees or agents, has sufficient knowledge and experience in financial and business matters to be capable of evaluating the merits and risks of an investment such as an investment in the Subject Interests, and MLP, either alone or through its officers, employees or agents, has evaluated the merits and risks of the investment in the Subject Interests.

5.9 Available Funds. MLP will have at Closing, sufficient cash to enable it to make payment in immediately available funds of the cash amount specified in Section 2.2(ii) when due and any other amounts to be paid by it hereunder.

ARTICLE VI

COVENANTS

6.1 [Reserved]

6.2 [Reserved].

6.3 [Reserved]

6.4 [Reserved].

6.5 [Reserved]

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6.6 Preservation of Records. For a period of seven (7) years after the Closing Date, the Party in possession of the originals of the Records will retain such Records at its sole cost and expense and will make such Records available to the other Party to the extent pertaining to such other Parties’ obligations hereunder upon reasonable notice for inspection and/or copying, at the expense of the requesting Party, at the headquarters of the Party in possession (or at such other location in the United States as the Party in possession may designate in writing to the other Party) at reasonable times and during regular office hours. MLP agrees that HOLDINGS may retain a copy of the Records to the extent such Records pertain to its obligations hereunder.

6.7 Goliad Opportunity. The Parties agree to expeditiously exercise the Goliad Opportunity following approval of the Goliad gas plant by both the board of directors of MIDSTREAM and the ultimate general partner of the MLP.

6.8 [Reserved].

6.9 Post-Closing Consents Agreement. The Parties agree to enter into Exhibit F regarding Post-Closing Consents and transfers of Contracts.

6.10 Tax Covenants; Preparation of Tax Returns. MIDSTREAM shall cause the JV to prepare and file, or cause to be prepared and filed, all Tax Returns required to be filed by the Entities and also shall cause the JV to cause the Entities to pay the Taxes shown to be due thereon; provided, however, that the MLP shall promptly reimburse MIDSTREAM for the portion of such Tax attributable to the Subject Interests that relates to a Pre-Closing Tax Period, to the extent not accrued in the Final Settlement Statement. The Parties shall cause MIDSTREAM to allow the MLP to review, comment upon and reasonably approve without undue delay any Tax Return at any time during the twenty (20) day period immediately preceding the filing of such Tax Return.

6.11 Further Assurances. On and after the Closing Date, the Parties shall cooperate and use their respective reasonable commercial efforts to take or cause to be taken all appropriate actions and do, or cause to be done, all things necessary or appropriate to make effective the transactions contemplated hereby, including the execution of any additional assignment or similar documents or instruments of transfer of any kind, the obtaining of consents which may be reasonably necessary or appropriate to carry out any of the provisions hereof and the taking of all such other actions as such party may reasonably be requested to take by the other party hereto from to time to time, consistent with the terms of this Agreement, in order to effectuate the provisions and purposes of this Agreement and contemplated transactions.

6.12 Financial Statements and Financial Records. MIDSTREAM shall consent to the inclusion or incorporation by reference of the Financial Statements in an registration statement, report or other document of MLP or any of its Affiliates to be filed with the SEC in which MLP or such Affiliate reasonably determines that the Financial Statements are required to be included or incorporated by reference to satisfy any rule or regulation of the SEC or to satisfy relevant disclosure obligations under the Securities Act of 1933, as amended, or the Securities Act of 1934, as amended. MIDSTREAM shall cause its auditors to consent to the inclusion or incorporation by reference of its audit opinion with respect the Financial Statements in any such

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registration statement, report or other document and, in connection therewith, MIDSTREAM shall execute and deliver its auditors such representation letters, in form and substance customary for representation letters provided to external audit firms by management of the company whose financial statements are the subject of an audit, as may be reasonably requested by the auditors.

ARTICLE VII

CONDITIONS TO CLOSING

7.1 HOLDINGS’, MIDSTREAM’S, GP’s Conditions. The obligation of HOLDINGS, MIDSTREAM and GP to close is subject to the satisfaction of the following conditions, any of which may be waived in HOLDINGS’ sole discretion:

(a) The representations of MLP contained in ARTICLE V shall be true, in all material respects (or, in the case of representations or warranties that are already qualified by a materiality standard, shall be true in all respects) on and as of Closing.

(b) MLP shall have performed in all material respects the obligations, covenants and agreements of MLP contained herein.

(c) There is no injunction, restraining order or Proceeding pending against HOLDINGS, MIDSTREAM, GP or the Entities that restrains or prohibits the consummation of the transactions contemplated by this Agreement.

(d) All of MLP’s Required Consents shall have been obtained.

(e) MLP shall have made all deliveries in accordance with Section 8.2(b).

7.2 MLP’s Conditions. The obligation of MLP to close is subject to the satisfaction of the following conditions, any of which may be waived in its sole discretion:

(a) The representations of HOLDINGS, MIDSTREAM and GP contained in ARTICLE IV shall be true, in all material respects (or in the case of representations or warranties that are already qualified by a materiality standard, shall be true in all respects) on and as of the Closing.

(b) HOLDINGS shall have performed, in all material respects, the obligations, covenants and agreements of HOLDINGS contained herein.

(c) There is no injunction, restraining order or Proceeding pending against HOLDINGS, MIDSTREAM, GP or the Entities that restrains or prohibits the consummation of the transactions contemplated by this Agreement.

(d) All of MLP’s Required Consents shall have been obtained.

(e) There shall have been no events or occurrences that could reasonably be expected to have a Material Adverse Effect.

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(f) HOLDINGS shall have delivered all documents in accordance with Section 8.2(a)

7.3 Exceptions. Notwithstanding the provisions of Sections 7.1(a) and 7.1(b) and Sections 7.2(a) and (b) no Party shall have the right to refuse to close the transaction contemplated hereby by reason of this ARTICLE VII unless (a) in the case of HOLDINGS, MIDSTREAM and GP , the sum of all representations of MLP contained in ARTICLE V which are not true and all obligations, covenants and agreements which MLP has failed to perform, would reasonably be expected to have a Material Adverse Effect; and (b) in the case of MLP, the sum of all representations of HOLDINGS, MIDSTREAM and GP contained in ARTICLE IV which are not true and all obligations, covenants and agreements which HOLDINGS, MIDSTREAM and GP has failed to perform, would reasonably be expected to have a Material Adverse Effect.

ARTICLE VIII

CLOSING

8.1 Time and Place of Closing. The consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place in the offices of MIDSTREAM in Denver, Colorado at 9:00 a.m. Denver time on November 2, 2012 (unless such date is otherwise extended by either HOLDINGS or MLP as permitted hereunder); or such other time and place as the Parties agree to in writing (the “Closing Date”), and shall be effective as of the Effective Time.

8.2 Deliveries at Closing. At the Closing,

(a) HOLDINGS, MIDSTREAM and GP, as applicable, will execute and deliver or cause to be executed and delivered to MLP:

(i) Each of the Transaction Documents to which HOLDINGS, MIDSTREAM, GP or Affiliates are a party;

(ii) Certificates of a corporate officer or other authorized person dated the Closing Date, certifying on behalf of HOLDINGS, MIDSTREAM and GP that the conditions in Sections 7.2(a) and 7.2(b) have been fulfilled.

(b) MLP will execute and deliver or cause to be executed and delivered to HOLDINGS, MIDSTREAM and GP:

(i) Each of the Transaction Documents to which MLP or MLP’s Affiliates are a party;

(ii) A certificate of a corporate officer or other authorized person dated the Closing Date certifying on behalf of MLP that the conditions in Sections 7.1(a) and 7.1(b) have been fulfilled;

(iii) Form of Certificates of Common Units, determined in accordance with Section 2.2, with Common Units to be issued by the transfer agent one day after the Closing;

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(iv) A wire transfer to HOLDINGS and GP of the amounts due with respect to the Cash Consideration (as set forth in the Preliminary Settlement Statement).

ARTICLE IX

TERMINATION

9.1 Termination. This Agreement may be terminated and the transactions contemplated hereby abandoned as follows:

(a) HOLDINGS and MLP may elect to terminate this Agreement at any time prior to the Closing by mutual written consent thereof;

(b) Either HOLDINGS or MLP by written notice to the other may terminate this Agreement if the Closing shall not have occurred on or before December 31, 2012; provided, however, that neither Party may terminate this Agreement if such Party is at such time in material breach of any provision of this Agreement;

(c) HOLDINGS and MLP may each terminate this Agreement at any time on or prior to the Closing if either MLP, on the one hand, or HOLDINGS, on the other hand, shall have materially breached any representations, warranties or covenants thereof herein contained with the sum of such breach or breaches reasonably expected to have a Material Adverse Effect and the same is not cured within thirty (30) days after receipt of written notice thereof from the applicable non-breaching Party; provided, however, that neither Party may terminate this Agreement if such Party is at such time in material breach of any representations, warranties or covenants of such Party; and

(d) In addition to the foregoing, any Party may terminate this Agreement to the extent such termination is expressly authorized by another provision of this Agreement.

9.2 Effect of Termination Prior to Closing. If Closing does not occur as a result of any Party exercising its right to terminate pursuant to Section 9.1, then no Party shall have any further rights or obligations under this Agreement, except that (i) nothing herein shall relieve any Party from any liability for any willful breach of this Agreement, and (ii) the provisions of ARTICLE XI shall survive any termination of this Agreement.

ARTICLE X

INDEMNIFICATION

10.1 Indemnification by MLP. Effective upon Closing, MLP shall defend, indemnify and hold harmless HOLDINGS and its Affiliates, and all of its and their directors, officers, employees, partners, members, contractors, agents, and representatives (collectively, the “HOLDINGS Indemnitees”) from and against any and all Losses asserted against, resulting from, imposed upon or incurred by any of the HOLDINGS Indemnitees as a result of or arising out of:

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(a) the breach of any of the representations or warranties under ARTICLE V;

(b) the breach of any covenants or agreements of MLP contained in this Agreement; and

(c) to the extent that HOLDINGS is not required to indemnify any of the MLP Indemnitees pursuant to Section 10.2, the Assumed Obligations.

10.2 Indemnification by HOLDINGS. Effective upon Closing, HOLDINGS shall defend, indemnify and hold harmless MLP and its Affiliates, and all of its and their directors, officers, employees, partners, members, contractors, agents, and representatives (collectively, the “MLP Indemnitees”) from and against any and all Losses asserted against, resulting from, imposed upon or incurred by any of the MLP Indemnitees as a result of or arising out of:

(a) the breach of any of the representations or warranties under ARTICLE IV (other than Sections 4.1, 4.2, 4.5, 4.12 and 4.18),

(b) to the extent and subject to any limitations contained in the Mobil Agreement, those matters set forth on Schedule 10.2(b);

(c) the breach of any of the representations or warranties under Sections 4.1, 4.2, 4.5, 4.12 and 4.18 or the covenants or agreements of HOLDINGS contained in this Agreement; and

(d) any Reserved Liabilities.

10.3 Deductibles, Caps, Survival and Certain Limitations.

(a) Subject to this Section 10.3, all representations, warranties, covenants and indemnities made by the Parties in this Agreement or pursuant hereto shall survive the Closing as hereinafter provided, and shall not be merged into any instruments or agreements delivered at Closing. The covenants of the parties hereunder shall survive indefinitely, and there shall be no time limitation for bringing any claim for indemnification pursuant to Section 10.2(c) or Section 10.2(d). Notwithstanding anything herein to the contrary, the limitations in Section 10.3(b) shall not apply to Losses to the extent such Losses arise from or relate to (i) Taxes or (ii) any claim for indemnification pursuant to Section 10.2(c) or Section 10.2(d).

(b) With respect to the obligations of HOLDINGS:

(i) under Section 10.2(a), none of the MLP Indemnitees shall be entitled to assert any right to indemnification after one (1) year from the date of contribution of the applicable asset;

(ii) under Section 10.2(a), none of the MLP Indemnitees shall be entitled to assert any right to indemnification unless the individual claim or series of related claims which arise out of substantially the same facts and circumstances exceeds $100,000 (“Qualified Claims”);

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(iii) under Section 10.2(a), none of the MLP Indemnitees shall be entitled to assert any right to indemnification unless Qualified Claims for which indemnity is only provided under Section 10.2(a) shall in the aggregate exceed $4,383,000 and then only to the extent that all such Qualified Claims exceed said amount;

(iv) under Section 10.2(a), none of the MLP Indemnitees shall be entitled to indemnification for any amount in excess of $43,830,000; and

(v) Any indemnification or payment obligations of HOLDINGS under Section 10.2 resulting from HOLDINGS’ breach of its representations, warranties, covenants or agreements, shall be limited to Losses that are attributable to the Subject Interests or to the transactions pursuant to which MLP acquires the Subject Interests under this Agreement.

(c) Any claim for indemnity under this Agreement made by a Party Indemnitee shall be in writing, be delivered in good faith prior to the expiration of the respective survival period under Section 10.3(b) (to the extent applicable), and specify in reasonable detail the specific nature of the claim for indemnification hereunder (“Claim Notice”). Any such claim that is described in a timely (if applicable) delivered Claim Notice shall survive with respect to the specific matter described therein.

(d) Notwithstanding anything contained herein to the contrary, in no event shall HOLDINGS be obligated under this Agreement to indemnify (or be otherwise liable hereunder in any way whatsoever to) any of the MLP Indemnitees with respect to a breach of any representation or warranty, if MLP had Knowledge thereof at Closing and failed to notify HOLDINGS of such breach prior to Closing. Unless HOLDINGS or a Third Person shall have made a claim or demand or it appears reasonably likely that such a claim or demand will be made, MLP shall not take any voluntary action that is intended by MLP to cause a Claim to be initiated that would be subject to indemnification by HOLDINGS.

(e) All Losses indemnified hereunder shall be determined net of any (i) Third Person Awards, (ii) Tax Benefits; and (iii) amount which specifically pertains to such Loss and is reflected in the calculations of the amounts set forth on the Final Settlement Statement.

10.4 Notice of Asserted Liability; Opportunity to Defend.

(a) All claims for indemnification hereunder shall be subject to the provisions of this Section 10.4. Any person claiming indemnification hereunder is referred to herein as the “Indemnified Party” or “Indemnitee” and any person against whom such claims are asserted hereunder is referred to herein as the “Indemnifying Party” or “Indemnitor.”

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(b) If any Claim is asserted against or any Loss is sought to be collected from an Indemnified Party, the Indemnified Party shall with reasonable promptness provide to the Indemnifying Party a Claim Notice. The failure to give any such Claim Notice shall not otherwise affect the rights of the Indemnified Party to indemnification hereunder unless the Indemnified Party has proceeded to contest, defend or settle such Claim or remedy such a Loss with respect to which it has failed to give a Claim Notice to the Indemnifying Party, but only to the extent the Indemnifying Party is prejudiced thereby. Additionally, to the extent the Indemnifying Party is prejudiced thereby, the failure to provide a Claim Notice to the Indemnifying Party shall relieve the Indemnifying Party from liability for such Claims and Losses that it may have to the Indemnified Party, but only to the extent the liability for such Claims or Losses is directly attributable to such failure to provide the Claim Notice.

(c) The Indemnifying Party shall have thirty (30) days from the personal delivery or receipt of the Claim Notice (the “Notice Period”) to notify the Indemnified Party (i) whether or not it disputes the liability to the Indemnified Party hereunder with respect to the Claim or Loss, and in the event of a dispute, such dispute shall be resolved in the manner set forth in Section 11.8 hereof, (ii) in the case where Losses are asserted against or sought to be collected from an Indemnifying Party by the Indemnified Party, whether or not the Indemnifying Party shall at its own sole cost and expense remedy such Losses or (iii) in the case where Claims are asserted against or sought to be collected from an Indemnified Party, whether or not the Indemnifying Party shall at its own sole cost and expense defend the Indemnified Party against such Claim; provided however, that any Indemnified Party is hereby authorized prior to and during the Notice Period to file any motion, answer or other pleading that it shall deem necessary or appropriate to protect its interests or those of the Indemnifying Party (and of which it shall have given notice and opportunity to comment to the Indemnifying Party) and not prejudicial to the Indemnifying Party.

(d) If the Indemnifying Party does not give notice to the Indemnified Party of its election to contest and defend any such Claim described in Section 10.4(c)(iii) within the Notice Period, then the Indemnifying Party shall be bound by the result obtained with respect thereto by the Indemnified Party and shall be responsible for all costs incurred in connection therewith.

(e) If the Indemnifying Party is obligated to defend and indemnify the Indemnified Party, and the Parties have a conflict of interest with respect to any such Claim, then the Indemnified Party may, in its sole discretion, separately and independently contest and defend such Claim, and the Indemnifying Party shall be bound by the result obtained with respect thereto by the Indemnified Party and shall be responsible for all costs incurred in connection therewith.

(f) If the Indemnifying Party notifies the Indemnified Party within the Notice Period that it shall defend the Indemnified Party against a Claim, the Indemnifying Party shall have the right to defend all appropriate Proceedings, and with counsel of its own choosing (but reasonably satisfactory to the Indemnified Party) and such Proceedings shall be promptly settled (subject to obtaining a full and complete release of all Indemnified Parties) or prosecuted by it to a final conclusion. If the Indemnified Party desires to participate in, but not control, any such defense or settlement it may do so at its sole cost and expense. If the Indemnified Party joins in any such Claim, the Indemnifying Party shall have full authority to determine all action to be taken with respect thereto, as long as such action could not create a liability to any of the Indemnified Parties, in which case, such action would require the prior written consent of any Indemnified Party so affected.

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(g) If requested by the Indemnifying Party, the Indemnified Party agrees to cooperate with the Indemnifying Party and its counsel in contesting any Claim and in making any counterclaim against the Third Person asserting the Claim, or any cross-complaint against any person as long as such cooperation, counterclaim or cross-complaint could not create a liability to any of the Indemnified Parties.

(h) At any time after the commencement of defense by Indemnifying Party under Section 10.4(f) above of any Claim, the Indemnifying Party may request the Indemnified Party to agree in writing to the abandonment of such contest or to the payment or compromise by the Indemnifying Party of the asserted Claim, but only if the Indemnifying Party agrees in writing to be solely liable for such Claim; whereupon such action shall be taken unless the Indemnified Party determines that the contest should be continued and notifies the Indemnifying Party in writing within fifteen (15) days of such request from the Indemnifying Party. If the Indemnified Party determines that the contest should be continued, the amount for which the Indemnifying Party would otherwise be liable hereunder shall not exceed the amount which the Indemnifying Party had agreed to pay to compromise such Claim; provided that, the other Person to the contested Claim had agreed in writing to accept such amount in payment or compromise of the Claim as of the time the Indemnifying Party made its request therefor to the Indemnified Party, and further provided that, under such proposed compromise, the Indemnified Party would be fully and completely released from any further liability or obligation with respect to the matters which are the subject of such contested Claim.

10.5 Materiality Conditions. For purposes of determining whether an event described in this ARTICLE X has occurred for which indemnification under this ARTICLE X can be sought, any requirement in any representation, warranty, covenant or agreement by HOLDINGS, MIDSTREAM, GP or MLP, as applicable, contained in this Agreement that an event or fact be “material,” “Material,” meet a certain minimum dollar threshold or have a “Material Adverse Effect” or a material adverse effect (each a “Materiality Condition”) in order for such event or fact to constitute a misrepresentation or breach of such representation, warranty, covenant or agreement under this Agreement, such Materiality Condition shall be disregarded and such representations, warranties, covenants or agreements shall be construed solely for purposes of this ARTICLE X as if they did not contain such Materiality Conditions. Notwithstanding anything in this Section 10.5, any claim for indemnification under this ARTICLE X will be subject to Section 10.3.

10.6 Exclusive Remedy. AS BETWEEN THE MLP INDEMNITEES AND THE HOLDINGS INDEMNITEES, AFTER CLOSING (A) THE EXPRESS INDEMNIFICATION PROVISIONS SET FORTH IN THIS AGREEMENT, WILL BE THE SOLE AND EXCLUSIVE RIGHTS, OBLIGATIONS AND REMEDIES OF THE PARTIES WITH RESPECT TO SAID AGREEMENT AND THE EVENTS GIVING RISE THERETO, AND THE TRANSACTIONS PROVIDED FOR THEREIN OR CONTEMPLATED THEREBY (OTHER THAN THE OTHER TRANSACTION DOCUMENTS) AND (B) NO PARTY

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HERETO NOR ANY OF ITS RESPECTIVE SUCCESSORS OR ASSIGNS SHALL HAVE ANY RIGHTS AGAINST ANY OTHER PARTY OR ITS AFFILIATES WITH RESPECT TO THE TRANSACTIONS PROVIDED FOR HEREIN OTHER THAN AS IS EXPRESSLY PROVIDED IN THIS AGREEMENT, AND THE OTHER TRANSACTION DOCUMENTS.

10.7 Negligence and Strict Liability Waiver. WITHOUT LIMITING OR ENLARGING THE SCOPE OF THE INDEMNIFICATION OBLIGATIONS SET FORTH IN THIS AGREEMENT, AN INDEMNIFIED PARTY SHALL BE ENTITLED TO INDEMNIFICATION UNDER THIS AGREEMENT IN ACCORDANCE WITH THE TERMS HEREOF, REGARDLESS OF WHETHER THE LOSS OR CLAIM GIVING RISE TO SUCH INDEMNIFICATION OBLIGATION IS THE RESULT OF THE SOLE, CONCURRENT OR COMPARATIVE NEGLIGENCE, STRICT LIABILITY, OR VIOLATION OF ANY LAW OF OR BY SUCH INDEMNIFIED PARTY.

10.8 Limitation on Damages. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, IN NO EVENT SHALL ANY OF HOLDINGS, GP OR MLP BE LIABLE TO THE OTHER, OR TO THE OTHERS’ INDEMNITEES, UNDER THIS AGREEMENT FOR ANY EXEMPLARY, PUNITIVE, REMOTE, SPECULATIVE, CONSEQUENTIAL, SPECIAL OR INCIDENTAL DAMAGES OR LOSS OF PROFITS; PROVIDED THAT, IF ANY OF THE HOLDINGS INDEMNITEES OR MLP INDEMNITEES IS HELD LIABLE TO A THIRD PERSON FOR ANY SUCH DAMAGES AND THE INDEMNITOR IS OBLIGATED TO INDEMNIFY SUCH HOLDINGS INDEMNITEES OR MLP INDEMNITEES FOR THE MATTER THAT GAVE RISE TO SUCH DAMAGES, THE INDEMNITOR SHALL BE LIABLE FOR, AND OBLIGATED TO REIMBURSE SUCH INDEMNITEES FOR SUCH DAMAGES.

10.9 Bold and/or Capitalized Letters. THE PARTIES AGREE THAT THE BOLD AND/OR CAPITALIZED LETTERS IN THIS AGREEMENT CONSTITUTE CONSPICUOUS LEGENDS.

ARTICLE XI

MISCELLANEOUS PROVISIONS

11.1 Expenses. Unless otherwise specifically provided for herein, each Party will bear its own costs and expenses (including legal fees and expenses) incurred in connection with the negotiation of this Agreement and the transactions contemplated hereby; provided that HOLDINGS will bear the cost of all Post-Closing Consents which must be obtained from any railroad.

11.2 Further Assurances. From time to time, and without further consideration, each Party will execute and deliver to the other Party such documents and take such actions as the other Party may reasonably request in order to more effectively implement and carry into effect the transactions contemplated by this Agreement.

11.3 Transfer Taxes. The Parties believe that the contribution of the Subject Interests as provided for herein is exempt from or is otherwise not subject to any sales, use, transfer, or similar Taxes. If any such sales, transfer, use or similar Taxes are due or should hereafter become due (including penalties and interest thereon) by reason of this transaction, MLP shall timely pay and solely bear all such type of Taxes.

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11.4 Assignment. Neither Party may assign this Agreement or any of its rights or obligations arising hereunder without the prior written consent of the other Party; provided, however, MLP shall be permitted to assign this Agreement to an Affiliate prior to Closing, provided, that, notwithstanding such assignment, MLP shall continue to remain responsible for all obligations of MLP hereunder following such assignment.

11.5 Entire Agreement, Amendments and Waiver. This Agreement, together with the Transaction Documents and all certificates, documents, instruments and writings that are delivered pursuant hereto and thereto contain the entire understanding of the Parties with respect to the transactions contemplated hereby and supersede all prior agreements, arrangements and understandings relating to the subject matter hereof. In the event of a conflict between this Agreement and any assignment and conveyance of Real Property Interests, this Agreement will control. This Agreement may be amended, superseded or canceled only by a written instrument duly executed by the Parties specifically stating that it amends, supersedes or cancels this Agreement. Any of the terms of this Agreement and any condition to a Party’s obligations hereunder may be waived only in writing by that Party specifically stating that it waives a term or condition hereof. No waiver by either Party of any one or more conditions or defaults by the other in performance of any of the provisions of this Agreement shall operate or be construed as a waiver of any future conditions or defaults, whether of a like or different character, nor shall the waiver constitute a continuing waiver unless otherwise expressly provided.

11.6 Severability. Each portion of this Agreement is intended to be severable. If any term or provision hereof is illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the validity of the remainder of this Agreement.

11.7 Counterparts. This Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

11.8 Governing Law, Dispute Resolution and Arbitration.

(a) Governing Law. This Agreement shall be governed by, enforced in accordance with, and interpreted under, the Laws of the State of Colorado, without reference to conflicts of Laws principles.

(b) Negotiation. In the event of any Arbitral Dispute, the Parties shall promptly seek to resolve any such Arbitral Dispute by negotiations between senior executives of the Parties who have authority to settle the Arbitral Dispute. When a Party believes there is an Arbitral Dispute under this Agreement that Party will give the other Party written notice of the Arbitral Dispute. Within thirty (30) days after receipt of such notice, the receiving Party shall submit to the other a written response. Both the notice and response shall include (i) a statement of each Party’s position and a summary of the evidence and arguments supporting such position, and (ii) the name, title, fax number, and telephone number of the executive or executives who will represent that Party. If the

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Arbitral Dispute involves a claim arising out of the actions of any Person not a signatory to this Agreement, the receiving Party shall have such additional time as necessary, not to exceed an additional thirty (30) days, to investigate the Arbitral Dispute before submitting a written response. The executives shall meet at a mutually acceptable time and place within fifteen (15) days after the date of the response and thereafter as often as they reasonably deem necessary to exchange relevant information and to attempt to resolve the Arbitral Dispute. If one of the executives intends to be accompanied at a meeting by an attorney, the other executive shall be given at least five (5) Business Days’ notice of such intention and may also be accompanied by an attorney.

(c) Failure to Resolve. If the Arbitral Dispute has not been resolved within sixty (60) days after the date of the response given pursuant to Section 11.8(b) above, or such additional time, if any, that the Parties mutually agree to in writing, or if the Party receiving such notice denies the applicability of the provisions of Section 11.8(b) or otherwise refuses to participate under the provisions of Section 11.8(b), either Party may initiate binding arbitration pursuant to the provisions of Section 11.8(d) below.

(d) Arbitration. Any Arbitral Disputes not settled pursuant to the foregoing provisions shall be resolved through the use of binding arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association (“Arbitration Rules”), as supplemented to the extent necessary to determine any procedural appeal questions by the Federal Arbitration Act (Title 9 of the United States Code) and in accordance with the following provisions:

(i) If there is any inconsistency between this Section 11.8(d) and the Arbitration Rules or the Federal Arbitration Act, the terms of this Section 11.8(d) will control the rights and obligations of the Parties.

(ii) Arbitration shall be initiated by a Party serving written notice, via certified mail, on the other Party that the first Party elects to refer the Arbitral Dispute to binding arbitration, along with the name of the arbitrator appointed by the Party demanding arbitration and a statement of the matter in controversy. Within thirty (30) days after receipt of such demand for arbitration, the receiving Party shall name its arbitrator. If the receiving Party fails or refuses to name its arbitrator within such thirty (30) day period, the second arbitrator shall be appointed, upon request of the Party demanding arbitration, by the Chief U.S. District Court Judge for the District of Colorado, or such other person designated by such judge. The two arbitrators so selected shall within thirty (30) days after their designation select a third arbitrator; provided, however, that if the two arbitrators are not able to agree on a third arbitrator within such thirty (30) day period, either Party may request the Chief U.S. District Court Judge for the District of Colorado, or such other person designated by such judge to select the third arbitrator as soon as possible. If the Judge declines to appoint an arbitrator, appointment shall be made, upon application of either Party, pursuant to the Commercial Arbitration Rules of the American Arbitration Association. If any arbitrator refuses or fails to fulfill his or her duties hereunder, such arbitrator shall be replaced by the Party which selected such arbitrator (or if such arbitrator was selected by another Person, through the procedure which such arbitrator was selected) pursuant to the foregoing provisions.

Project Alamo – Execution Version

(iii) The hearing will be conducted in Denver, Colorado, no later than sixty (60) days following the selection of the arbitrators or thirty (30) days after all prehearing discovery has been completed, whichever is later, at which the Parties shall present such evidence and witnesses as they may choose, with or without counsel. The Parties and the arbitrators should proceed diligently and in good faith in order that the award may be made as promptly as possible.

(iv) Except as provided in the Federal Arbitration Act, the decision of the arbitrators will be binding on and non-appealable by the Parties. Any such decision may be filed in any court of competent jurisdiction and may be enforced by any Party as a final judgment in such court.

(v) The arbitrators shall have no right or authority to grant or award exemplary, punitive, remote, speculative, consequential, special or incidental damages.

(vi) The Federal Rules of Civil Procedure, as modified or supplemented by the local rules of civil procedure for the U.S. District Court of Colorado, shall apply in the arbitration. The Parties shall make their witnesses available in a timely manner for discovery pursuant to such rules. If a Party fails to comply with this discovery agreement within the time established by the arbitrators, after resolving any discovery disputes, the arbitrators may take such failure to comply into consideration in reaching their decision. All discovery disputes shall be resolved by the arbitrators pursuant to the procedures set forth in the Federal Rules of Civil Procedure.

(vii) Adherence to formal rules of evidence shall not be required. The arbitrators shall consider any evidence and testimony that they determine to be relevant.

(viii) The Parties hereby request that the arbitrators render their decision within thirty (30) days following conclusion of the hearing.

(ix) The defenses of statute of limitations and laches shall be tolled from and after the date a Party gives the other Party written notice of an Arbitral Dispute as provided in Section 11.8(b) above until such time as the Arbitral Dispute has been resolved pursuant to Section 11.8(b), or an arbitration award has been entered pursuant to this Section 11.8(d).

(e) Recovery of Costs and Attorneys’ Fees. If arbitration arising out of this Agreement is initiated by either Party, the decision of the arbitrators may include the award of court costs, fees and expenses of such arbitration (including reasonable attorneys’ fees).

Project Alamo – Execution Version

(f) Choice of Forum. If, despite the Parties’ agreement to submit any Arbitral Disputes to binding arbitration, there are any court proceedings arising out of or relating to this Agreement or the transactions contemplated hereby, such proceedings shall be brought and tried in, and the Parties hereby consent to the jurisdiction of, the federal or state courts situated in the City and County of Denver, State of Colorado.

(g) Jury Waivers. THE PARTIES HEREBY WAIVE ANY AND ALL RIGHTS TO DEMAND A TRIAL BY JURY.

(h) Settlement Proceedings. All aspects of any settlement proceedings, including discovery, testimony and other evidence, negotiations and communications pursuant to this Section 11.8, briefs and the award shall be held confidential by each Party and the arbitrators, and shall be treated as compromise and settlement negotiations for the purposes of the Federal and State Rules of Evidence.

11.9 Notices and Addresses. Any notice, request, instruction, waiver or other communication to be given hereunder by either Party shall be in writing and shall be considered duly delivered if personally delivered, mailed by certified mail with the postage prepaid (return receipt requested), sent by messenger or overnight delivery service, or sent by facsimile to the addresses of the Parties as follows:

MLP:	DCP Midstream Partners, LP 370 - 17th Street, Suite 2775 Denver, Colorado 80202 Telephone: (303) 633-2900 Facsimile: (303) 633-2921 Attn: President

with a copy to:	DCP Midstream Partners, LP 370 - 17th Street, Suite 2775 Denver, Colorado 80202 Telephone: (303) 633-2900 Facsimile: (303) 633-2921 Attn: General Counsel

MIDSTREAM, GP, JV or HOLDINGS:	DCP Midstream, LLC 370 - 17th Street, Suite 2500 Denver, Colorado 80202 Telephone: (303) 595-3331 Facsimile: (303) 605-2226 Attn: President

Project Alamo – Execution Version

with a copy to:	DCP Midstream, LLC 370 - 17th Street, Suite 2500 Denver, Colorado 80202 Telephone: (303) 605-1630 Facsimile: (303) 605-2226 Attn: General Counsel

or at such other address as either Party may designate by written notice to the other Party in the manner provided in this Section 11.9. Notice by mail shall be deemed to have been given and received on the third (3rd) day after posting. Notice by messenger, overnight delivery service, facsimile transmission (with answer-back confirmation) or personal delivery shall be deemed given on the date of actual delivery.

11.10 Press Releases. Except as may otherwise be required by securities Laws and public announcements or disclosures that are, in the reasonable opinion of the Party proposing to make the announcement or disclosure, legally required to be made, there shall be no press release or public communication concerning the transactions contemplated by this Agreement by either Party except with the prior written consent of the Party not originating such press release or communication, which consent shall not be unreasonably withheld or delayed. MLP, GP and HOLDINGS will consult in advance on the necessity for, and the timing and content of, any communications to be made to the public and, subject to legal constraints, to the form and content of any application or report to be made to any Governmental Authority that relates to the transactions contemplated by this Agreement.

11.11 Offset. Nothing contained herein or in any Transaction Document shall create a right of offset or setoff for any Party under this Agreement and each Party hereby waives and disclaims any such right of offset or setoff under all applicable Law (including common Law).

11.12 Third Party Beneficiaries. Nothing in this Agreement shall provide any benefit to any Third Person or entitle any Third Person to any claim, cause of action, remedy or right of any kind, it being the intent of the Parties that this Agreement shall not be construed as a third-party beneficiary contract; provided, however, that the indemnification provisions of ARTICLE X shall inure to the benefit of the MLP Indemnitees and the HOLDINGS Indemnitees as provided therein.

11.13 Negotiated Transaction. The provisions of this Agreement were negotiated by the Parties, and this Agreement shall be deemed to have been drafted by both Parties.

THE PARTIES HAVE signed this Agreement by their duly authorized officials as of the date first set forth above.

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Project Alamo – Execution Version

DCP LP HOLDINGS, LLC

By:	/s/ Wouter T. van Kempen
Name: Wouter T. van Kempen
Title: President and Chief Operating Officer

DCP MIDSTREAM, LLC

By:	/s/ Brian S. Frederick
Name: Brian S. Frederick
Title: Senior Vice President

DCP MIDSTREAM GP, LP

By: DCP MIDSTREAM GP, LLC, Its General Partner

By:	/s/ Mark A. Borer
Name: Mark A. Borer
Title: Chief Executive Officer

DCP MIDSTREAM PARTNERS, LP

By: DCP MIDSTREAM GP, LP, Its General Partner

By: DCP MIDSTREAM GP, LLC, Its General Partner

By:	/s/ Mark A. Borer
Name: Mark A. Borer
Title: Chief Executive Officer

SIGNATURE PAGE TO CONTRIBUTION AGREEMENT